Exhibit I-1


                       M E M O R A N D U M

                        October 13, 1995





RE:      Gulf States Utilities Company Reconciliation of
         Indenture of Mortgage with Statement of Policy


          The following is a comparison of the terms of the

Indenture of Mortgage, dated September 1, 1926, as supplemented

("Mortgage"), executed by Gulf States Utilities Company

("Company" or "GSU") to The Chase National Bank of the City of

New York (to which Chemical Bank is now successor), as Trustee,

with the provisions of the Statement of Policy Regarding First

Mortgage Bonds Subject to the Public Utility Holding Company Act

of 1935, as amended (the "Statement").  The Statement, as

originally adopted in 1956 (Rel. No. 35-13105), was applicable to applications or declarations filed under the Public Utility

Holding Company Act ("PUHCA") after March 31, 1956. Effective May

8, 1969 (Rel. No. 35-16369), the Securities and Exchange

Commission (the "Commission") adopted a modification of the

policies in the Statement regarding redemption provisions.

          While historically conformity with the Statement was

generally required, with deviations permitted in appropriate circumstances, Commission has more recently termed the Statement

"anachronistic in today's financial markets" (SEC Release No. 35-

25059 (1990)); has increasingly permitted deviations from the

Statement on a case-by-case basis.  (See, e.g., Release No. 35-

25573 (1992); Louisiana Power & Light Company, Release No. 35-

25279 (1991)); and has described the statement as a hindrance to the ability of registered holding companies to raise capital (see

Report of the Division of Investment Management on the Regulation

of Public-Utility Holding Companies (June 1995), at page 48).

          Moreover, the SEC, in promulgating recent amendments to

Rule 52 under PUHCA (which affords an exemption from Sections

6(a) and (7) of PUHCA for, among other things, the issuance and sale of securities issued by public-utility subsidiary companies of registered holding companies where the transaction has been authorized by the appropriate state commission), reaffirmed its prior view that the Statement is "no longer relevant to

contemporary financial markets", and eliminated the requirement of compliance with the Statement as a condition to the exemption afforded by the Rule (SEC Release No. 35-25573 (1992)).  For those companies not entitled to use Rule 52 for the issuance and sale of their securities (for example, because the applicable state commission does not exercise securities issuance

jurisdiction), the SEC stated that it would continue to permit,

on a case-by-case basis, the issuances of securities that do not conform to the Statement.

          Although GSU consummated a combination transaction with

Entergy Corporation on December 31, 1993, GSU, a Texas

Corporation, continues to be subject to the jurisdiction of the

Louisiana Public Service Commission, the Public Utilities

Commission of Texas and, in certain respects, various Texas

municipalities.  However, none of these regulatory bodies has, or will have, jurisdiction over the proposed issuance and sale by

GSU of its securities. Accordingly, the exemptive provisions of

Rule 52 will not be available to GSU and, therefore, the

Statement technically will remain applicable to GSU.

          The comparison given below is in outline form and

organized to reflect the principal subject matters included in the Statement.  The references are to sections of the modified

Mortgage contained in the Seventh Supplemental Indenture, dated as of May 1, 1946.



Redemption Provisions Generally

          1.  The Statement, as modified in 1969, provides that

bonds should be callable by the obligor for redemption at any time subject to no more than a five-year refunding limitation,

upon reasonable notice and with reasonable redemption premiums.

Not all the bonds now outstanding under the Mortgage may be

redeemed.  While the Mortgage contains the specific terms upon which redeemable series of bonds may be redeemed, it ordinarily requires not less than thirty days' notice prior to a date fixed for redemption. Although the Statement does not specify what constitutes reasonable notice, the Commission has frequently interpreted such notice provision as being adequate with regard to the Statement.



Issuance of Additional Bonds

          2.  The Statement, in subdivision (a)(1), allows a

principal amount of bonds to be issued upon the deposit of a like amount of cash.  Section 5.05 of the Mortgage complies with this provision.

          3.  The Statement, in subdivision (a)(2), allows a

principal amount of bonds to be issued equal to a like principal amount of retired bonds.  Section 5.06 of the Mortgage generally complies with this provision.

          4.  The Statement, in subdivision (a)(3), allows a

principal amount of bonds to be issued equal to 60% of the

bondable value of net property additions.  Section 5.04 of the

Mortgage generally complies with this provision.

          5.  The earnings test requirement described in

subdivision (a) of the Statement is complied with pursuant to the provisions of Sections 1.09, 5.04, 5.05 and 5.06 of the Mortgage.

It should be noted, however, that the Mortgage does not permit refunding at a higher interest rate without meeting an earnings test, although the Statement would permit such a refunding within two years of maturity.



Sinking and Improvement Fund

          6.  Various series of outstanding bonds have sinking or

improvement fund provisions similar but not identical to those required by the Statement.  Future indentures supplemental to the

Mortgage may include such provisions for new series of bonds.



Maintenance and Replacement Fund

          7.  The provisions in the Mortgage relating to the

Maintenance and Replacement Fund are similar but not identical to the requirement of the Statement.  The Mortgage provides that the

Company will pay or deliver to the Trustee on or before April 1 of each year, an amount in cash, bonds, or refundable

indebtedness equal to the amount of the minimum provision for depreciation (10% of operating revenues less the cost of gas and electricity purchased for resale and certain other deductions,

after deducting from such percentage the amount expended for maintenance and repairs) for the preceding calendar year, less certain credits for property additions, debt retirements and waivers of the right to authentication of bonds. The Company may at any time substitute such cash or credits, one for another, on similar bases.  The Company may also have any of such cash

applied to the redemption of bonds which are then subject to redemption or to the purchase of bonds or refundable

indebtedness.  As long as certain series of bonds remain

outstanding, no bonds or refundable indebtedness so redeemed or purchased may be used as the basis for the issue of additional bonds, the release of properties or the withdrawal of cash from the trust estate unless and until requisite cash or property additions shall have been substituted therefor.  (Section 4.04.)

The Company's obligations with respect to the Maintenance and

Replacement Fund shall terminate on June 2, 2010, unless the requisite consents to eliminate this obligation shall have been earlier obtained from the holders of the bonds of other series.



Limitation on Dividends

          8.  The Mortgage includes a dividend restriction

embodying concepts similar to those reflected in the Statement.

Specifically, it provides that so long as any bonds remain

outstanding, the Company will not declare any dividend (other than dividends payable in common stock of the Company) on any shares of its common stock, unless such dividend is declared to be payable within 60 days after the date of declaration thereof and, further, it will not (a) declare any such dividend or make any other distribution on any shares of its common stock, or (b)

purchase or otherwise retire for a consideration (other than in exchange for or from the proceeds of other shares of capital stock of the Company) any shares of its common stock, if the aggregate amount so declared, distributed or expended after

December 31, 1945, would exceed the aggregate of the net income of the Company available for dividends on its common stock

accumulated after December 31, 1945, to and including a date not earlier than the end of the second calendar month preceding the date of declaration in the case of a dividend and the date of payment in any other case, plus the sum of $378,000 (Section

9.10; also Section 1.06 of the Fifty-fourth Supplemental

Indenture).



Property Additions Subject to a Prior Lien and Prior Lien
Obligations
          9.  Under the Mortgage, property subject to any prior

lien cannot constitute property additions for use as a basis of a credit under the Mortgage, unless such lien is established as a refundable lien and (1) the principal amount of the outstanding indebtedness secured by such prior lien will not exceed 60% of the amount of the property subject thereto, (2) the total

principal amount of prior lien indebtedness to be outstanding will not exceed 15% of the total principal amount of bonds then outstanding and bonds which the Company would then be entitled to have authenticated and delivered, and (3) the principal amount of prior lien indebtedness being established as refundable will not exceed 60% of available net additions (Section 2.01).  This

provision is similar to but not identical to the provisions of the Statement.

          10.  The Mortgage does not contain any provision

permitting the use of prior lien obligations upon the deposit thereof with the Trustee, or their retirement, for the same

purposes under the Mortgage that retired bonds may be used.  Such a provision would be permitted by subdivision (k) of the

Statement.



Definitions and Miscellaneous Provisions of the Statement

          11.  The provisions of subdivision (l) of the

Statement, to the effect that only the cost or fair value of property additions, whichever is less, may be used under an

indenture, is substantially complied with (primarily in Sections

1.06 and 5.04 of the Mortgage).

          12.  The provisions of subdivision (n) of the

Statement, to the effect that duplicate credits generally may not be taken with respect to property additions, cash, bonds, retired bonds, prior lien obligations and other property under an

indenture, are complied with (primarily in Section 2.01 of the

Mortgage).

          13.  The provisions of subdivision (o) of the

Statement, to the effect that bonds authenticated and delivered under an indenture and prior lien obligations which, in either case, have been retired with money or other property,

constituting funded property, may not be used for any purpose,

are complied with (primarily in Section 2.04 of the Mortgage).

          14.  The restriction on the use of retired bonds

contained in subdivision (p) of the Statement is complied with

(primarily in Section 5.06 of the Mortgage).

          15.  The provisions of subdivision (q) of the

Statement, regarding the calculation of net earnings, are

substantially complied with (primarily in Section 1.09 of the

Mortgage).  However, the amount of net earnings that may be from other income (net) is combined with revenues obtained from the operation of property not included in the trust estate and the limitation on this combined amount is 15% of the total of net earnings available for interest, including such restricted income and revenues.  The Statement, on the other hand, provides only for a restriction on the amount of other income to be included in the calculation of net earnings, and limits other income to not more than 10% of net earnings before the addition of such other income.

          16.  With reference to subdivision (r) of the

Statement, GSU's provisions for depreciation have been, and are anticipated to be, sufficient to depreciate its depreciable

properties over their estimated useful lives.

          17.  The provisions of the Mortgage generally do not

contemplate the use of consolidated data as permitted in

appropriate cases by subdivision (v) of the Statement.

          18.  None of the provisions of the Mortgage are in

contravention of the provisions deemed to be included pursuant to

Sections 310 through 317 of the Trust Indenture Act of 1939.

Accordingly, subdivision (w) of the Statement is complied with.